UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 4, 2015

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road

Boulder, Colorado  80301

(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics or Waiver of a Provision of the Code of Ethics.
As part of its regular review and oversight of the corporate governance of Dynamic Materials Corporation (the “Company”), the Corporate Governance and Nominating Committee (“CGNC”) of the Board of Directors (the “Board”) over the past several months reviewed and updated the Company’s Code of Business Conducts & Ethics (the “Ethics Code”). Upon the recommendation of the CGNC, the Board approved the revised Ethics Code effective as of September 4, 2015.

The Ethics Code as updated and amended includes greater detail on many of the topics previously included in the Ethics Code, as well as practical questions and answers on many of the topics. Sections addressing the Company’s political contribution and citizenship and human rights policies have been added to the updated Ethics Code. The amended Ethics Code also includes a new section on the Company’s commitment to the fair and equitable treatment of its employees and policies to promote a positive work environment, matters that had been previously been covered by other Company policies and procedures but which are now brought into the updated Code. The remainder of the changes to the Ethics Code are of a more stylistic, technical, administrative or other non-substantive nature.

A copy of the amended Code is posted on the Governance page of the Company’s Internet website (http://www.dmcglobal.com/investors/governance). In the future, the Company plans to disclose amendments to, or waivers of a provision of, the Ethics Code by posting the same to its website.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: September 9, 2015	By:	/s/ Michael Kuta
Michael Kuta
Chief Financial Officer